THE READER’S DIGEST ASSOCIATION
ANNOUNCES EXTENSION OF TENDER OFFER
FOR ITS 6½% SENIOR NOTES DUE 2011

PLEASANTVILLE, NEW YORK — February 23, 2007 — The Reader’s Digest Association (NYSE: RDA), announced today that it has extended its previously announced tender offer for any and all of its outstanding 6½% senior notes due 2011 (CUSIP No. 755267AC5) (the “Notes”).  The tender offer, previously set to expire at 8:00 a.m., New York City time, on February 23, 2007, will now expire at 8:00 a.m., New York City time, on March 1, 2007, unless otherwise extended or earlier terminated.  The tender offer is being extended to coordinate the closing of the tender offer with the acquisition of RDA by an investor group led by Ripplewood Holdings L.L.C. (the “Merger”) described in the Offer to Purchase and Consent Solicitation Statement dated January 25, 2007.  Except for the above change, all terms and conditions of the tender offer are unchanged and remain in full force and effect.

As previously announced on February 8, 2007, RDA received the requisite consents to adopt the proposed amendments pursuant to the consent solicitation.  RDA also announced on February 8, 2007 the determination of the consideration payable in accordance with the terms of the offer to purchase and consent solicitation statement for the Notes.  Holders who validly tendered and did not withdraw their Notes and related consents before 5:00 p.m., New York City time, on February 7, 2007 (the “Consent Date”) will receive, for each $1,000 principal amount of Notes tendered, total consideration equal to $1,039.95, which includes a $30 consent payment (the “Consent Payment”).  Holders who tender their Notes and deliver their consents after the Consent Date, but before 8:00 a.m., New York City time, on March 1, 2007 (unless extended or earlier terminated by RDA, the “Expiration Date”), will receive, for each $1,000 principal amount of Notes tendered, tender offer consideration equal to $1,009.95 (which is the total consideration less the Consent Payment).  Accrued and unpaid interest will be paid on all Notes tendered and accepted for purchase.

In addition, RDA has been advised by the depositary of the tender offer that, as of February 22, 2007, $299,950,000 aggregate principal amount of the Notes, representing approximately 99.98% of the aggregate principal amount of the Notes outstanding, have been validly tendered.  Rights to withdraw Notes tendered prior to the Consent Date have expired.

J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the dealer managers for the tender offer and the consent solicitation.  Questions or requests for assistance may be directed to J.P. Morgan Securities Inc. at (212) 270-3994 (call collect) or to Merrill Lynch, Pierce, Fenner & Smith Incorporated at (888) 654-8637 (toll-free) or (212) 449-4914 (call collect).  Requests for documentation may be directed to the information agent, Global Bondholder Services Corporation, at (866) 470-4300 (toll-free) or at (212) 430-3774 (banks and brokerage firms).

This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the Notes.  That offer or solicitation will be made only by means of the offer to purchase and consent solicitation statement, as amended and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.  The information in this news release is qualified by reference to the offer to purchase and consent solicitation statement and the related letter of transmittal.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements.  Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the Merger and other information relating to the Merger.  Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “will,” “plan,” “intend,” “project” and similar expressions.  You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control.  Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable market conditions and our ability to successfully complete the tender offer.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission (“SEC”) filings, including our Annual Report on Form 10-K for our fiscal year ended June 30, 2006.  Copies of this document as well as other SEC filings can be obtained from our website at http://www.rda.com.  We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

ABOUT THE READER’S DIGEST ASSOCIATION, INC.

The Reader’s Digest Association, Inc. is a global publisher and direct marketer of products that inform, entertain and inspire people of all ages and cultures around the world.  RDA had revenues of $2.4 billion for the fiscal year ended June 30, 2006.  RDA’s corporate website is http://www.rda.com.

CONTACT:
Media, William Adler,
+1-914-244-7585,
william.adler@rd.com, or
Investor Relations,
Richard Clark,
+1-914-244-5425,
richard.clark@rd.com,
both of The Reader’s Digest Association, Inc.